Exhibit 19.1

INSIDER TRADING POLICY

(as adopted on May 18, 2022)

Federal securities laws prohibit trading in the securities of a company on the basis of “insider” information. Anyone violating these laws is subject to personal liability and could face criminal penalties. In order to take an active role in the prevention of insider trading violations by its officers, directors, employees and other related individuals, AppTech Payments Corp., a Delaware corporation, and subsidiaries, if any (collectively, the “Company” or “AppTech”), has adopted the policies and procedures described in this Insider Trading Policy (this “Policy”). This Policy has been designed to prevent insider trading or even allegations of insider trading. The Company opposes the unauthorized disclosure of any nonpublic information acquired in the work-place and the misuse of Material Nonpublic Information (as further defined herein) in securities trading.

Your strict adherence to this Policy will help safeguard the Company’s reputation and will further ensure that the Company conducts its business with the highest level of integrity and in accordance with the highest ethical standards. You are responsible for understanding and complying with this Policy and any violation of this Policy could subject you to disciplinary action, up to and including termination.

This Policy is not intended to replace your responsibility to understand and comply with the legal prohibition on insider trading. If you have specific questions regarding this Policy or the applicable law, contact the Compliance Officer identified herein.

APPLICABILITY

Who does this Policy apply to?

If you are a director, officer, employee, associate or consultant of the Company or its subsidiaries, this Policy applies to you (“Covered Persons”). It also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities), each of which is also a Covered Person. In addition to yourself, you are responsible for making sure that any transaction covered by this Policy by any of these persons complies with this Policy.

Each member of the Company’s Board of Directors (“Board”) and those officers of the Company designated by the Board to be Section 16 officers of the Company are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934 and the underlying rules and regulations promulgated by the U. S. Securities and Exchange Commission (“SEC”) (“Section 16 Persons”). Section 16 Persons must obtain prior approval of all trades in Company Securities from the Company’s Compliance Officer in accordance with the procedures set below.

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In addition to Section 16 Persons, the Compliance Officer may designate additional officers and employees as “Designated Employees.” Designated Employees are those officers or employees or outside consultants or contractors that the Company considers, because of their duties, to have regular access to Material Nonpublic Information. In addition to this Policy’s general proscription against insider trading or tipping, Designated Employees must comply with additional trading restrictions detailed below.

What transactions does this Policy apply to?

This Policy applies to all trading or other transactions in (i) the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities, such as put and call options, warrants, swaps, caps and collars, relating to any of the Company’s securities, whether or not issued by the Company, and (ii) the securities of certain other companies, including common stock, options and other securities issued by those companies as well as derivative securities relating to any of those companies’ securities (“Covered Transactions”). Covered Transactions include sales, purchases, hedges, loans and gifts, as well as other direct or indirect transactions, in the securities described above (the “Securities”).

Under this Policy you are prohibited from engaging in any Covered Transaction while aware of Material Nonpublic Information regardless of whether or not you relied upon or used that information in deciding whether to trade. You should avoid even the appearance of making improper use of Material Nonpublic Information.

What is Material Nonpublic Information?

“Material Nonpublic Information” is any material information about the Company that has not yet become publicly available.

When is information “material”?

Information is generally regarded as “material” if it has market significance; that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making a decision to buy, hold or sell Securities. This information may be positive or negative, and financial information is frequently deemed to be material regardless of whether it covers only part of a fiscal period or less than all of the Company’s operations, since either may convey enough information about the Company’s financial results to be considered material. Information dealing with the following subjects is reasonably likely to be found material in particular situations:

•	information regarding sales, revenues or earnings (including projections);
•	financial forecasts of any kind, including earnings estimates or changes in previously announced earnings estimates or unusual gains or losses in major operations;
•	significant changes in the Company’s business, prospects, trends and metrics;
•	significant developments in products or services;
•	significant write-downs in assets or increases in reserves;
•	liquidity problems or changes in debt ratings;
•	extraordinary borrowings;
•	gain or loss of substantial customers or the execution or termination of significant contracts;
•	major changes in the Company’s management or the Board;
•	significant changes in senior management;
•	changes in business strategies;
•	changes in dividends or policies regarding the payment of dividends;
•	major changes in accounting methods or policies;
•	developments regarding significant litigation or government agency investigations;
•	cybersecurity risks and incidents, including vulnerabilities and breaches;
•	public or private debt or equity offerings, financings or restructurings, stock splits or combinations or company repurchases of Securities; and
•	proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets.

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Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small.

It is not possible to define all categories of material information, and you should recognize that the public, the media and the courts may use hindsight in judging what is material. When in doubt about whether particular nonpublic information is material, you should either presume it is material or consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it).

When is information “nonpublic”?

Information is “nonpublic” if it is not generally known or available to the public. Information may still be nonpublic even if it is widely known within the Company. Also, the fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes.

To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second (2nd) trading day after the information was publicly disclosed before you can treat the information as public. Nonpublic information may include, but is not limited to:

•	information that would be required to be disclosed in the Company’s periodic or event reports which has not yet been released to the public or filed with the SEC;
•	other undisclosed facts that are the subject of rumors, even if the rumors are widely circulated;
•	information available to a select group of analysts or brokers or institutional investors; and
•	information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two (2) trading days).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is nonpublic and treat it as confidential.

Who is the Compliance Officer?

The Company has appointed the President as the Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:

•	assisting with implementation and enforcement of this Policy;
•	circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;
•	pre-clearing all trading in Securities of the Company by Section 16 Persons and Designated Employees, as required by the Policy;
•	providing approval of any Rule 10b5-1 plans; and
•	providing a reporting system with an effective whistleblower protection mechanism.

If you have any questions regarding any of the provisions of this Policy, please contact the Compliance Officer at compliance@apptechcorp.com.

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POLICY

I.	General Policy

A.	Restrictions on Trading on or Tipping Inside Information.

(a)	No Covered Person may engage in any Covered Transaction while aware of Material Nonpublic Information concerning the Company.

(b)	No Covered Person who knows of any Material Nonpublic Information about the Company may communicate that information to (“tip”) any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

(c)	No Covered Person may buy or sell any security of any other publicly-traded company while in possession of Material Nonpublic Information about that company or Material Nonpublic Information that could affect the share price of that Company. No Covered Person who knows of any such Material Nonpublic Information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

(d)	No Covered Person may trade, tip or recommend Securities (or otherwise cause the purchase or sale of Securities) while in possession of information that he or she has reason to believe is material and nonpublic without first consulting with, and obtaining the advance approval of, the Compliance Officer.

(e)	No Covered Person may give trading advice of any kind about the Company to anyone, whether or not such Covered Person is aware of Material Nonpublic Information about the Company.

(f)	No Section 16 Person or Designated Employee may trade in Company Securities without prior written approval of the Compliance Officer under the procedure set forth below. To the extent possible, Section 16 Persons and Designated Persons should retain all records and documents that support their reasons for making each trade.

(g)	No Section 16 Person or Designated Employee may trade in Company Securities outside of the applicable “trading windows” described below. Section 16 Persons and Designated Employees must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth below even during trading windows.

(h)	No Section 16 Person or Designated Employee may trade in Company Securities during any blackout period created by this Policy or any special trading blackout period designated by the Compliance Officer. The deviation of any blackout period, as well as those persons subject to the blackout period, shall be determined by the Compliance Officer. No Covered Person will disclose to any person the applicability of a special blackout period without prior permission from the Compliance Officer.

(i)	Section 16 Persons or Designated Employees are prohibited from trading in the Company’s Securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in Securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.

(j)	The Compliance Officer may not trade in Company Securities unless the trade(s) have been pre-cleared by the Chief Financial Officer or Chief Executive Officer using a process similar to that described in Section I.C for Section 16 Persons and Designated Employees.

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(k)	No Covered Person may trade in any interest or position relating to the future price of Company Securities, such as a put, call or short sale. Generally, a “short sale” is a transaction where a person will benefit from a decline in the price of the Securities and includes transactions in Securities that are not then owned.

(l)	No Covered Person may trade or purchase any financial instruments (such as prepared variable forward contracts, equity swaps, collars or exchange funds) or otherwise engaging in any transactions that hedges or offsets any decrease in the market value of Company Securities or limits the Covered Person’s ability to profit from an increase in the market value of Company Securities.

(m)	Because Securities held in margin accounts or pledged as collateral for a loan could be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on a loan, even when unaware of Material Nonpublic Information, no Covered Person may hold Company Securities in a margin account or pledge Company Securities as collateral on a loan.

(n)	Standing orders should be used only for three (3) business days. A standing order placed with a broker to sell or purchase Securities at a specified price leaves you with no control over the timing of the transaction. As a result, a standing order executed when a Covered Person are aware of Material Nonpublic Information may result in unlawful insider trading. However, a standing order incorporated into an approved 10b5-1 Plan is permitted.

(o)	No Covered Person shall respond to market rumors or otherwise may any public statements regarding the Com`any or its prospects. This includes responding to or commenting on Internet-based bulletin boards or social media platforms. If you become aware of any rumors or false statements, you should report them to the Compliance Officer.

(p)	Frequent trading of Company Securities can create an appearance of wrongdoing even if the decision is based solely on public information and market events. All Covered Persons are strongly discouraged from engaging in daily or frequent trading of Company Securities for short-term profits. Section 16 Persons or Designated Employees who purchase Company securities may not sell any Company Securities of the same class for at least six (6) months after the purchase. The Company reserves the right to request brokerage account statement to ensure compliance with this and other provisions of this Policy.

B.	Trading Windows and Blackout Periods

Blackout Periods

All Section 16 Persons or Designated Employees are prohibited from trading in the Company’s Securities during following blackout periods.

Quarterly Blackout Periods. Trading in the Company’s securities is prohibited during the period beginning at the close of the market two weeks before the end of each fiscal quarter and ending at the close of business on the second trading day following the date the Company’s financial results are publicly disclosed and Form 10-Q or Form 10-K is filed. During these periods, Section 16 Persons or Designated Employees generally possess or are presumed to possess Material Nonpublic Information about the Company’s financial results.

Other Blackout Periods. From time to time, other types of Material Nonpublic Information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) may be pending and not be publicly disclosed. While such Material Nonpublic Information is pending, the Company may impose special blackout periods during which Section 16 Person or Designated Employee are prohibited from trading in the Company’s Securities. If the Company imposes a special blackout period, it will notify the Section 16 Person or Designated Employee affected.

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Exception. Section 16 Persons or Designated Employees from time to time may establish written plans (“Rule 10b5-1 Plans”) which permit trading of the Company’s securities while such designated insider is in possession of inside information. This is ordinarily accomplished through an agreement with an outside third party who is not privy to any inside information concerning the Company, typically a broker, where authority and influence over the trade(s) vests exclusively with that third party or where all trades are made automatically according to a pre-determined schedule. If entered into in accordance with the Policy, such Rule 10b5-1 Plans (an “Approved 10b5-1 Plan”) will generally provide an exception to application of this Policy.

All Rule 10b5-1 Plans must be structured to comply with SEC rules and regulations and must be approved by the Compliance Officer prior to being implemented. Rule 10b5-1 Plans may only be implemented during a window period and then only if the person implementing such Rule 10b5-1 Plan is not aware of any Material Nonpublic Information relating to the Company.

To qualify as an Approved 10b5-1 Plan for purposes of this Policy, the plan must be approved in advance by the Compliance Officer, and you should allow at least five (5) business days for that approval. In order for trades to be exempt from this Policy under a Rule 10b5-1 Plan, the Plan must have been:

(i) reviewed and approved at least one month in advance of any trades thereunder by the Compliance Officer (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Compliance Officer at least one month advance of any subsequent trades);

(ii) entered into in good faith by the Section 16 Person or Designated Employee at a time when the Section 16 Person or Designated Employee was not in possession of Material Nonpublic Information about the Company; and

(iii) give a third party the discretionary authority to execute such purchases and sales, outside the control of the Section 16 Person or Designated Employee, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

Trading Windows

With prior approval, Section 16 Persons or Designated Employees are permitted to trade in the Company’s securities when no blackout period is in effect. Generally, this means that Section 16 Persons or Designated Employees can trade during the period beginning on the day that one blackout period ends and ending on the day that the next blackout period begins. However, even during this trading window, a Section 16 Person or Designated Employee who is in possession of any Material Nonpublic Information should not trade in the Company’s Securities until the information has been made publicly available or is no longer material. In addition, the Company may close the trading window if a special blackout period is imposed and will re-open the trading window once the special blackout period has ended.

C.	Procedures for Approving Trades by Section 16 Persons and Designated Persons

Because Section 16 Persons or Designated Employees are likely to obtain Material Nonpublic Information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window, without first pre-clearing all transactions in the Company’s Securities. Subject to the exemption for Approved 10b5-1 Plans discussed above, no Section 16 Person or Designated Employee may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company Security at any time without first obtaining prior approval from the Compliance Officer. These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control.

The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.

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Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third-party effecting transactions on behalf of the Section 16 Person or Designated Employee should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

D.	Public Disclosures

The confidentiality of inside information must be strictly adhered to in responding to inquiries about the Company made by shareholders, the media, financial analysts or other members of the financial community. It is important that responses to any such inquiries be made on behalf of the Company only by duly designated persons and then only as approved. Accordingly, you should not respond to such inquiries unless expressly authorized to do so.

Any written or verbal statement that would be prohibited under the law or under this Policy is equally prohibited if made on electronic bulletin boards, chat rooms, blogs, websites or any other form of social media, including the disclosure of Material Nonpublic Information about the Company or Material Nonpublic Information with respect to other companies that you come into possession of as an associate of the Company.

E.	Reporting of Violations

Any person who violates this Policy or any federal, state or NASDAQ listing rule or law governing insider trading or tipping, or knows of any such violation by any other person, must report the violation immediately to the Compliance Officer.

F.	Continuing Obligation

The general restrictions on trading on inside information set forth in the Policy continue to apply after you leave the Company. If you are a former, temporary or retired director, this Policy will apply until the later of (i) the third full trading day following public release of earnings for the fiscal quarter in which you leave the Company, or (ii) the third full trading day after any Material Nonpublic Information known to you has become public or is no longer material. For all other former, temporary or retired personnel, this Policy will apply until the third full business day after any Material Nonpublic Information known to you has become public or is no longer material.

II.	Exceptions to Application of General Policy

A.	Employee Benefit Plans

Stock Purchase Plans. The trading prohibitions and restrictions set forth in this Policy do not apply to periodic contributions by the Company or employees to any AppTech Stock Purchase Plan (“SPP”), if adopted, which are made in accordance with the terms and conditions of those plans. However, electing to enroll in the SPP, making any changes in your elections under the SPP and selling any Company Securities acquired under the SPP are subject to trading restrictions under this Policy. No Covered Person may alter his or her instructions regarding the purchase or sale of Company Securities in such plans:

•	while aware of Material Nonpublic Information;
•	in the case of Section 16 Persons or Designated Employees, prior to receiving approval of the purchase or sale as described above; and
•	in the case of Section 16 Persons and Designated Employees, while any applicable trading window is closed or applicable special blackout period is in effect.

401(k) Plans. Investing 401(k) plan contributions in a Company stock fund in accordance with the terms of the Company’s 401(k) plan. However, any changes in your investment election regarding the Company’s stock are subject to trading restrictions under this Policy.

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Equity Incentive Plans

Stock Option Exercises. The restrictions in this Policy do not apply to the exercise of stock options issued under an equity incentive plan adopted by the Company if the exercise price is paid in cash or through the Company withholding a portion of the shares underlying the options. Similarly, the Company may withhold underlying shares to satisfy tax withholding requirements. The trading restrictions in this Policy do apply, however, to sales of the underlying stock and broker-assisted cashless exercises of options, as well as to any other market sales for the purpose of generating the cash needed to cover the costs of exercise.

Vesting of Restricted Stock or Settlement of Restricted Stock Units. The restrictions in this Policy do not apply to the automatic deduction of shares by the Company from your restricted stock or restricted stock unit account to satisfy the minimum statutory tax withholding liability upon the vesting of restricted stock or settlement of restricted stock units. The prohibition does apply, however, to any open market sale of vested shares, including to satisfy tax liabilities.

B.	Rule 10b5-1 Plans

The prohibitions of this Policy do not apply to trades made pursuant to an Approved 10b501 Plan, as described in Section II.B.

III.	Confidentiality

Material Nonpublic Information about the Company or its business partners is the property of the Company, and unauthorized disclosure or use of that information is prohibited. That information should be maintained in strict confidence and should be discussed, even within the Company, only with persons who have a “need to know.” You should exercise the utmost care and circumspection in dealing with information that may be material non-public information. Conversations in public places, such as hallways, elevators, restaurants and airplanes, involving information of a sensitive or confidential nature should be avoided. Written information should be appropriately safeguarded and should not be left where it may be seen by persons not entitled to the information. The unauthorized disclosure of information could result in serious consequences to the Company, whether or not the disclosure is made for the purpose of facilitating improper trading in securities.

IV.	Penalties

Violations of the insider trading laws can result in severe civil and criminal sanctions. For example, under U.S. securities laws, individuals may be subject to imprisonment for up to twenty (20) years, criminal fines of up to $5 million and civil fines of up to three times the profit gained, or loss avoided.

In addition to individual sanctions, the Company may also be required to pay civil or criminal penalties. Failure to comply with this Policy may also subject you to sanctions imposed by the Company, up to and including immediate dismissal for cause, whether or not your failure to comply with this policy results in a violation of law.

You should also be aware that a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

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V.	Special Considerations Applicable to Executive Officers and Directors of the Company

Executive officers and Directors of the Company are reminded that:

•	they are generally required to report any change in their beneficial ownership of the Company’s securities to the Securities and Exchange Commission within two business days after that change occurs;

•	they may not engage in any sale of the Company’s Common Stock within six months before or after they have purchased any Common Stock or other equity security of the Company in the open market (or conversely any open market purchase within six months before or after any sale); and

•	they are required to effect any sale of the Company’s Common Stock in accordance with Rule 144 under the Securities Act of 1933.

VI.	Policy Updates

The Policy may be republished periodically, in which case copies will be distributed to all Company personnel.

VII.	Acknowledgment and Certification

All directors, officers, employees, associates or consultants are required to sign the attached acknowledgment and certification.

[Intentionally left blank; Acknowledgment Signature to follow]

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ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

__________________________________ (Signature)
__________________________________ (Please print name)
Date: ________________________

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